UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):   February 13, 2008
Diebold, Incorporated

(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio	44720-8077

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:   (330) 490-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Annual Cash Bonus Plan:
     On February 12, 2008, the Compensation Committee of the Board of Directors of Diebold, Incorporated (the “Company”) informed the Board of Directors that it had set the management objectives of the Company under the Company’s Annual Cash Bonus Plan for 2008, providing for the payout of cash bonus compensation to executive officers of the Company (including Named Executive Officers) in 2009 based on the attainment by the Company of certain target levels of earnings per share in 2008.
2008-2010 Performance Share Awards:
     On February 12, 2008, the Compensation Committee also informed the Board of Directors that it had approved performance share awards to executive officers of the Company (including Named Executive Officers) under the 1991 Executive Performance and Incentive Plan (as Amended and Restated as of February 15, 2006) (the “Performance Plan”). Payouts of these awards will also be tied to management objectives based upon a comparison of the Company’s relative total shareholder return during the performance period against the average total shareholder return of a peer group of companies and the average total shareholder return of the S&P MidCap 400 Index. The form of 2008-2010 Performance Share Agreement is substantially similar to the form of the 2004-2006 Performance Share Agreement, which was previously disclosed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on February 16, 2005 with the Securities and Exchange Commission.
Bonuses:
     While the Company’s EPS results for 2007 did not fund a bonus pool under the Company’s Annual Cash Bonus Plan, as previously disclosed, revenue for the Company’s financial self-service and security businesses achieved 6% and 8% growth, respectively. Excluding the Company’s election systems and lottery businesses, the Company’s EPS would have funded a pool approximately equal to threshold payout under the Company’s Annual Cash Bonus Plan. Accordingly, the Committee felt that it was appropriate to reward the Company’s executives, including certain Named Executive Officers, for the Company’s performance in 2007 notwithstanding these businesses. As a result, on February 13, 2008, the Board of Directors, based on the recommendation of the Compensation Committee, approved discretionary cash bonuses to the following Named Executive Officers: Thomas W. Swidarski, $360,000; and Dennis M. Moriarty, $53,714.
Other:
     In light of and in connection with the pending restatements of the Company’s financial statements, the Board of Directors determined that Kevin J. Krakora, Executive Vice President and Chief Financial Officer, and David Bucci, Senior Vice President, Customer Solutions Group, would not receive the performance shares earned under the Performance Plan for the 2005-2007 period. Additionally, neither Mr. Krakora nor Mr. Bucci received a discretionary cash bonus for 2007 or a merit-based increase in salary for 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 19, 2008

DIEBOLD, INCORPORATED
By	/s/ Sheila M. Rutt
	Name:	Sheila M. Rutt
	Title:	VP & Chief Human Resources Officer